Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Declares Monthly Dividend of $0.045 Per Share
For The Month of April 2007

Las Vegas - April 20, 2007 - Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (“REIT”) announced that on April 19, 2007, its Board of Directors declared a cash dividend of $0.045 per common share for the month of April 2007, payable on May 30, 2007 to shareholders of record as of May 9, 2007.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage I, Inc. said, “We are pleased to be able to declare this monthly dividend in line with our Board’s previously announced decision to authorize the Company to pay dividends on a monthly basis. In order to maintain our “REIT” federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends on an annual basis.”

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of March 31, 2007, Vestin Realty Mortgage I, Inc. had assets of over $65 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage I, Inc.
Investor Relations
702-921-5540